For Immediate Release

WORLDBID ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS FOR THE YEARS ENDED APRIL 30, 2004 AND APRIL 30, 2003

Victoria, British Columbia, April 7, 2005 – Worldbid Corporation (NASD OTCBB: WBID) (“Worldbid”). Worldbid announced today that management has concluded in consultation with Worldbid's audit committee that previously issued consolidated audited financial statements for the years ended April 30, 2004 and 2003 included in Worldbid’s Form 10-KSB for the year ended April 30, 2004, should no longer be relied upon due to errors included in such financial statements. Management and the audit committee have discussed this matter with Worldbid's independent registered public accounting firm.

Worldbid intends to file with the Securities and Exchange Commission amendments to its Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004 to include the restated financial statements. The restated amounts include the following adjustments: (i) an expansion of Worldbid’s revenue recognition accounting policy note with regard to deferred revenue, (ii) a correction in the method of recording the beneficial conversion feature respecting Worldbid’s previously issued convertible debentures; and (iii) an allocation of a portion of the convertible debt proceeds to the warrants previously issued by Worldbid. The net effect of the restatement increases the losses for the year ended April 30, 2004 by $452,878 to $1,136,921, and for the year ended April 30, 2003, by $774,523 to $1,198,349. The restatement results in an increase in the reported loss per share in fiscal 2003 from a loss per share of $0.01 to $0.03 per share, and did not have an impact on previously reported loss per share in 2004. Worldbid believes that the restatement does not have a material impact on the net loss or net loss per share in each of the quarters ended July 31, 2004, October 31, 2004, and January 31, 2005.

About Worldbid Corporation

Worldbid Corporation (NASD OTCBB: WBID) is a premiere global network of more than 80 regional and vertical B2B marketplaces providing international exposure and trade lead information to small and medium sized businesses involved in international import and export.

Since its launch in early 1999, Worldbid Corporation has been a consistent innovator. Worldbid.com (http://www.worldbid.com) was amongst the first marketplaces to place a high emphasis on delivering qualified B2B trade lead information directly to the end user via email. Additional services include lead posting [RFQ/RFP] with document storage, an online RFQ (Request for Quote) utility, company showrooms, an international business directory, web-based email and an extensive b2b resource area with links to additional information and service providers.

Worldbid Corporation’s disclaimer: This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S.

Securities Exchange Act of 1934. Worldbid's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties (see Worldbid's reports filed with the SEC). Worldbid assumes no obligation to update the information contained in this news release.

For additional information or to request an investor package, please contact:

Worldbid Corporation, Victoria
Logan Anderson, 360-201-0400
http://www.worldbid.com